Exhibit 10.2

SETTLEMENT AGREEMENT AND

GENERAL MUTUAL RELEASE

This Settlement Agreement and General Mutual Release (the “Agreement”) dated as of September 28, 2021 (the “Effective Date”), by and among Eva Live Inc. (f.k.a. Malwin Ventures, Inc.), Nevada corporation having its executive offices at 1800 Century Park East, Suite 600, Los Angeles, CA 90067, (the “Company”) and Mr. Terry Fields (“Mr. Fields”), an individual having an address at 205 Washington Blvd. Suite 106, Santa Monica CA, 90403. For purposes of this Agreement the Company and Mr. Fields, are collectively referred to as the “Parties” and individually as a “Party.”

RECITALS

WHEREAS, as of the date of this Agreement, Mr. Fields has made various cash loans and/or advances to the Company totaling approximately $486,000 (collectively, all loans, advances, or accrued, deferred or uncollected compensation of any kind, shall hereinafter be referred to as the “Debt”); and,

WHEREAS, as a result of negotiations between Mr. Fields and the Company, the Parties have proposed a resolution that they deem to be fair and equitable, and by this Agreement, Mr. Fields and the Company wish to compromise, resolve, waive and release any and all claims, known or unknown, by and between them as fully set forth herein which exist or may exist today; and,

WHEREAS, as a result of negotiations between Mr. Fields and the Company, the Parties have proposed a resolution that they deem to be fair and equitable, and by this Agreement, Mr. Fields and the Company wish to compromise, resolve, waive and release any and all claims, known or unknown, by and between them as fully set forth herein which exist or may exist today that relate to the Debt.

AGREEMENT

NOW, THEREFORE, in consideration of the mutual covenants set forth in this Agreement, and for other good and valuable consideration, the receipt and adequacy of which is acknowledged, the Parties covenant and agree as follows:

1. Recitals. The foregoing recitals are true and correct and incorporated by reference herein.

2. Consideration. As full consideration for this Agreement hereunder, Mr. Fields shall receive in exchange for the Debt:

(i) 100,000 post-reverse split restricted common shares of the post-transaction Company; and,

(ii) a one-time cash payment of $25,000, due and payable within five (5) business day from the Effective Date of this Agreement; and,

(iii) the Company shall issue to Mr. Fields a zero percent interest 60-day Promissory Note in the amount of $25,000, due and payable within 60 days from the Closing Date (attached hereto as Exhibit A).

3. Mutual Release. Mr. Fields, on the one hand, and the Company, on the other hand, for themselves and their respective predecessors, successors, affiliates, officers, directors, principals, partners, employees, executors, beneficiaries, representatives, agents, assigns, attorneys, and all others claiming by or through them hereby release and forever discharge each other and their respective predecessors, successors, affiliated entities, subsidiaries, parent companies, affiliates, officers, directors, principals, partners, employees, executors, beneficiaries, representatives, agents, assigns, and attorneys from any and all actions, causes of action, suits, proceedings, debts, contracts, controversies, agreements, promises, damages, claims and demands of any kind, nature or description, known or unknown, of any kind whatsoever, whether based upon a tort, contract or other theory of recovery, and whether for compensatory damages, punitive damages or other relief in law, equity or otherwise, that any of the Parties has ever had, now has, or hereafter can, shall or may have for, upon, or by reason of any matter, cause or thing whatsoever from the beginning of the world to the day of the date of this Agreement, including without limitation, all claims arising out of or relating to the Debt.

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4. Ongoing Work. The Parties hereto agree that the release and settlement memorialized by this Agreement shall not have any effect on the ongoing or future relationship between the Parties and that the Parties are free to engage in any future business, as they see fit, and that any such engagement shall be under separate agreement and bear no relation to those amounts settled hereby.

5. Entire Agreement; No Oral Modification. This Agreement constitutes the complete and entire written agreement of compromise, settlement and release between the Parties and constitutes the complete expression of the terms of the settlement. All prior and contemporaneous agreements, representations, and negotiations are superseded and merged herein. The terms of this Agreement can only be amended or modified by a writing, signed by duly authorized representatives of all Parties hereto, expressly stating that such modification or amendment is intended.

6. Authority to Execute. Each Party executing this Agreement represents that it is authorized to execute this Agreement. Each person executing this Agreement on behalf of an entity, other than an individual executing this Agreement on his or her own behalf, represents that he or she is authorized to execute this Agreement on behalf of said entity.

7. Voluntary Agreement. The Parties have read this Agreement, have had the benefit of counsel and freely and voluntarily enter into this Agreement.

8. Counterparts. This Agreement may be executed in counterparts and, if so executed, each counterpart shall have the full force and effect of an original. Further, a telecopied signature page by any signatory shall constitute an original for all purposes.

9. Governing Law. This Agreement is being executed and delivered, and is intended to be performed, in the State of Nevada, and to the extent permitted by law, the execution, validity, construction, and performance of this Agreement shall be construed and enforced in accordance with the laws of the State of Nevada without giving effect to conflict of law principles. This Agreement shall be deemed made and entered into in Las Vegas, State of Nevada, United States of America; however, it is intended to resolve all claims, known or unknown, between the Company and Mr. Fields in any jurisdiction.

IN WITNESS WHEREOF, the Parties have entered into this Agreement made and effective as of the date first hereinabove written.

EVA LIVE INC.

Per:	/s/
Name:	David Boulette
Title:	President and Chief Executive Officer

TERRY R. FIELDS

Per:	/s/
Name:	Terry Fields

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